Exhibit 10.6

Confidential

October 15, 2021

Intercontinental Exchange Holdings, Inc.

Attention: General Counsel

5660 New Northside Drive

Atlanta, GA 30328

Cooperation Agreement

Dear Sir:

This letter agreement (this “Agreement”) is being entered into between Bakkt Holdings, Inc., a Delaware corporation (formerly VPC Impact Acquisition Holdings, a Cayman Islands exempted company) (the “Company”), and Intercontinental Exchange, Inc., a Delaware corporation (“ICE”), pursuant to Section 5.19 of, and concurrently with the closing (the “Closing”) of the transactions contemplated by, that certain Agreement and Plan of Merger, dated as of January 11, 2021 (as amended, the “Merger Agreement”), by and among the Company, Pylon Merger Company LLC, a Delaware limited liability company and wholly owned subsidiary of the Company, and Bakkt Holdings, LLC, a Delaware limited liability company (“Bakkt Opco”), to facilitate compliance by ICE (together with its subsidiaries, collectively, “Shareholder”) following the Closing with Shareholder’s accounting, financial reporting, public disclosure and similar requirements insofar as they relate to Shareholder’s ownership interest in the Company and/or Bakkt Opco.

In consideration of Shareholder’s ownership interest in the Company and Bakkt Opco, the Company and ICE agree as follows:

(1)

Quarterly and Annual Financial Information. The Company shall use commercially reasonable efforts to deliver to Shareholder, following the end of each fiscal quarter of the Company, (a) no later than the seventh (7th) business day following the end of such fiscal quarter, the Company’s estimated consolidated net income for such recently completed quarterly period, and (b) from time to time thereafter through the date that ICE files its next Periodic Report (as defined below), any material change to such estimated consolidated net income for such period, as promptly as practicable after such estimate has changed.

(2)

Company SEC Filings. Each of the Company and any of its controlled affiliates (each, a “Filing Party”) which files any information with the U.S. Securities and Exchange Commission (the “SEC”) shall, and the Company shall cause each Filing Party to, deliver to Shareholder, and permit Shareholder a reasonable opportunity to review and comment on, substantially final drafts of (A) all periodic reports (including those on Form 10-K or Form 10-Q) (“Periodic Reports”) to be filed by such Filing Party under

Sections 13 or 15 of the Securities Exchange Act of 1934 (as amended from time to time, the “Exchange Act”), in each case, no later than the fifth (5th) business day prior to the date that such materials are planned to be filed with the SEC, and (B) (i) all reports, notices and proxy and information statements to be sent or made available by such Filing Party to its security holders, (ii) all reports other than Periodic Reports to be filed or furnished by such Filing Party under Sections 13, 14 and 15 of the Exchange Act and (iii) all registration statements and prospectuses to be filed by such Filing Party with the SEC, in each case, within a reasonable amount of time prior to the date that such materials are planned to be sent or made available to such Filing Party’s security holders or filed with the SEC, as applicable. Thereafter, the Company and Shareholder shall cause their respective senior employees with responsibility for preparation and review of such SEC filings to consult with each other regarding any substantive changes, which would reasonably be expected to impact Shareholder’s accounting and reporting of its interests in the Company, that the applicable Filing Party is considering or plans to make to such documents before such documents are sent or made available to security holders or filed with, or furnished to, the SEC, as applicable.

(3)

Earnings Releases and Financial Guidance. The Company and Shareholder shall cause their respective senior employees with responsibility for such matters to consult with each other as to the timing of their annual and quarterly earnings releases and any interim financial guidance. The Company shall provide Shareholder with a draft of any earnings release to be issued by the Company, a reasonable period of time prior to the Company’s issuance of such earnings release, and the Company shall consider in good faith any timely comments from Shareholder related to such earnings release. The Company shall provide Shareholder reasonable advance notice, including a substantially advanced draft, of any material press release to be issued by the Company (aside from an earnings release and similar financial information that is contemplated earlier in this paragraph (3)), which would reasonably be expected to impact Shareholder’s accounting and reporting of its interests in the Company, and consider in good faith any timely comments from Shareholder related to such press release.

(4)

Auditors. Ernst & Young LLP shall serve as the independent certified public accountants of the Company and its controlled affiliates (the “Company Auditors”) for at least one year following the date hereof. Thereafter, the Company agrees to maintain Ernst & Young LLP or another PCAOB-certified auditing firm as its independent certified public accountants (the “Company Auditors”). In furtherance of the provisions of this Agreement, the Company shall authorize the Company Auditors to make reasonably available to the Shareholder Auditors both the personnel who performed, or are performing, the annual audit of the Company and work papers related to the annual audit of the Company, in all cases within a reasonable time prior to the opinion date for the Company Auditors, so that the Shareholder Auditors are able to perform the procedures they consider necessary to take responsibility for the work of the Company Auditors as it relates to the report of the Shareholder Auditors on the audited annual financial statements of Shareholder.

(5)

Certifications. The Company shall use commercially reasonable efforts to provide to Shareholder certifications from appropriate officers of the Company, at the times and in form and substance reasonably requested by Shareholder, to provide backup support for any certifications by any officers of Shareholder which are required to be included as part of, or as an exhibit to, any report filed by Shareholder under the Exchange Act pursuant to Rule 13a-14 under the Exchange Act, Item 601 of Regulation S-K or any successor Law (as defined below); provided, however, that such officers need only provide such certifications to the extent they believe they accurately characterize the matters described therein.

(6)

Tax Cooperation. The Company shall (and shall cause its controlled affiliates, including Bakkt Opco, to) reasonably promptly provide to Shareholder any information (together with all supporting documentation) that Shareholder reasonably requests for purposes of Shareholder’s U.S. federal, state and local tax filings; provided, however, that to the extent the Company’s compliance with such requests requires the Company to incur significant incremental expenses, Shareholder shall reimburse the Company for any such reasonable incremental expenses.

(7)

Continued Facilitation. The Company and Shareholder shall negotiate in good faith any amendments to this Agreement that are necessary or appropriate to facilitate the ability of Shareholder to comply with its accounting, financial reporting, public disclosure and similar requirements insofar as they relate to Shareholder’s ownership interest in the Company and/or Bakkt Opco.

(8)

Insurance. Until the sixth anniversary of the date of this Agreement, Shareholder agrees not to eliminate or materially and adversely amend the terms of any insurance coverage maintained by it or its controlled affiliates (or affiliates under common control) that covers any person who, prior to the date hereof, served as a director or officer of Bakkt Opco (in their capacity as such), for matters arising prior to the Closing.

Each party to this Agreement (“Party”) acknowledges and agrees it may receive confidential, non-public and proprietary information of the other Party and its controlled affiliates pursuant to this Agreement (“Confidential Information”). Except as otherwise consented to in writing by the other Party in its sole discretion, each Party (on behalf of itself, its controlled affiliates and each of their respective directors, officers, shareholders, partners, employees, agents and members (“Representatives”)) agrees that it will not and will cause its Representatives not to, during or after the term of this Agreement, whether directly or indirectly through an affiliate or otherwise, disclose the other Party’s Confidential Information to any Person for any reason or purpose whatsoever, except (i) to authorized directors, officers, Representatives, agents and employees of such Party or its controlled affiliates, in each case, who need to know such information for purposes of carrying out the provisions of this Agreement, enforcing such Party’s rights under this Agreement or, in the case of Shareholder, advising Shareholder with respect to accounting, financial reporting and public disclosure relating to its investment in the Company or Bakkt Opco; (ii) in the case of Shareholder, to any bona fide prospective purchaser of the equity or assets of Shareholder or the equity interests in the Company or Bakkt Opco held by Shareholder, or any prospective merger partner of Shareholder; provided that such purchaser or merger partner agrees to be bound by a customary confidentiality agreement with terms comparable to the terms of this paragraph; or (iii) as is required to be disclosed by order of a court of competent jurisdiction, administrative body or governmental body, or by subpoena, summons or legal process, or by law, regulation, rule, ordinance, guideline or other binding action of or by any governmental or regulatory authority (including any applicable stock exchange) (“Law”); provided that the Party required to make such disclosure pursuant to clause (iii) above shall promptly notify the other Party in writing of the existence, terms, and circumstances surrounding such required disclosure so that the other Party may seek a protective order or other appropriate relief from the proper authority. The Party required to make such disclosure pursuant to clause (iii) above shall also cooperate with the other Party in seeking such order or other relief. If the Party required to make such disclosure pursuant to clause (iii) above is nonetheless required to disclose the other Party’s Confidential Information, it will furnish only that portion of such Confidential Information that is legally required and will exercise all reasonable efforts to obtain reliable assurances that such Confidential Information will be treated confidentially to the extent possible. For purposes of this paragraph, the term “Confidential Information” shall not include any information of which (x) a Party learns from a source other than the other Party, its controlled affiliates, or any of their respective Representatives and, in each case, who is not known by such Party to be bound by a confidentiality obligation, (y) is disclosed in a prospectus or other documents for dissemination to the public or (z) is or has been independently developed or conceived by such Party without use of the other Party’s confidential information, as proved by documents and other competent evidence in such Party’s possession. Notwithstanding anything to the contrary herein, (A) each Party may disclose Confidential Information to any federal, state, local or foreign regulatory or self-regulatory body, or any securities exchange or listing authority, as part of a routine audit not targeted at such Confidential Information without providing notice to the other Party hereto and (B) nothing herein shall prohibit a Party from (1) filing and, as provided for under Section 21F of the Exchange Act, maintaining the confidentiality of, a claim with the SEC, or (2) providing Confidential Information to the SEC or providing the SEC with information that would otherwise violate any part hereof to the extent permitted by Section 21F of the Exchange Act.

Neither Party shall have liability to the other Party arising from any information exchanged or provided pursuant to this Agreement that is found to be inaccurate, in the absence of willful misconduct or fraud by such Party. Neither Party shall have any liability to the other Party if any information is destroyed in compliance with its document retention policies.

This Agreement shall terminate on the date that Shareholder is no longer required by U.S. generally accepted accounting principles to (i) account for Shareholder’s investment in the Company or Bakkt Opco under the equity method of accounting or (b) consolidate the Company or Bakkt Opco in Shareholder’s financial statements; provided, however, that paragraph (8) above shall remain in full force and effect through the sixth anniversary of the date of this Agreement; and provided, further, that paragraph (6) above shall remain in full force and effect for six (6) years following the termination of this Agreement.

Neither Party may assign this Agreement or any right or obligation of such Party, in whole or in part, without the express prior written consent of the other Party; provided that Shareholder may assign this Agreement (i) to any of its affiliates, so long as such affiliate continues to be an affiliate of Shareholder, or (ii) upon receipt of written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed, to any third party to which Shareholder transfers a majority of its aggregate equity interests in the Company and Bakkt Opco. This Agreement shall be binding on and enforceable by each Party and its successors and permitted assigns.

This Agreement and its enforcement and any controversy arising out of or relating to the making or performance of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any Law (including any choice of law or conflict of law principles) that would cause the application of the Laws or procedures of any jurisdiction other than the State of Delaware. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM OR ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

Each Party acknowledges and agrees that in the event of any breach or threatened breach of this Agreement by such Party, the other Party would be irreparably harmed and could not be made whole by monetary damages. Each Party accordingly agrees to waive the defense in any action for specific performance that a remedy at law would be adequate and agrees that the other Party, in addition to any other remedy to which it may be entitled at law or in equity, shall be entitled to specific performance of this Agreement without the posting of a bond.

If any provision of this Agreement, or the application of such provision to any person or circumstance or in any jurisdiction, shall be held to be invalid or unenforceable to any extent, (i) the remainder of this Agreement shall not be affected thereby, and each other provision hereof shall be valid and enforceable to the fullest extent permitted by applicable Law, (ii) as to such person or circumstance or in such jurisdiction such provision shall be reformed to be valid and enforceable to the fullest extent permitted by applicable Law and (iii) the application of such provision to other persons or circumstances or in other jurisdictions shall not be affected thereby.

This Agreement and any amendment hereto may be signed in any number of separate counterparts (including by facsimile, pdf or other electronic document transmission), each of which shall be deemed an original, but all of which taken together shall constitute one Agreement (or amendment, as applicable).

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Please acknowledge that this Agreement sets forth our mutual understanding and agreement with respect to the subject matter hereof by signing in the space provided below.

Sincerely,

Bakkt Holdings, Inc.

By:	/s/ Gavin Michael
Name: Gavin Michael
Title: Chief Executive Officer

Acknowledged and agreed as of the date first written above:

Intercontinental Exchange Holdings, Inc.

By:	/s/ Andrew J. Surdykowski
Name: Andrew J. Surdykowski
Title: General Counsel

[Signature page to Cooperation Agreement]